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                                                                     EXHIBIT (M)


                                  THE ICON FUND
                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12(b)-1


WHEREAS, ICON Funds, an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), in separate series representing interests in separate portfolios of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in The ICON Fund (the "Fund"), which shares have been divided into two classes (Class C and Class I) offered pursuant to a plan adopted in accordance to Rule 18f-3 under the 1940 Act; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the The ICON Fund, each class of Shares and shareholders, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule12b-1 under the 1940 Act, on the following terms and conditions:


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Rule 12b-1 Plan
May 16, 2000
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1.   DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the
     Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund, which activities may include, but are not limited to, the following:

     a) payments to the Trust's Distributor and to securities dealers and others in respect of the sale of Shares of the Fund;

     b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Fund, and providing such other shareholder services as the Trust may reasonably request;

     c) formation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

     d) preparation, printing and distribution of sales literature;

     e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

     f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.


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Rule 12b-1 Plan
May 16, 2000
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     The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the trust has entered into agreements related to this Plan.

2.   EXPENDITURES.

     a) BASE AMOUNT FOR ALL CLASSES OF SHARES. Fund assets may be utilized to pay for or reimburse expenditures in connection with sales and promotional services, such as those set forth in paragraph 1(b) above, related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders, provided the total amount expended pursuant to this Plan does not exceed 0.25% of net assets on an annual basis.

     b) ADDITIONAL AMOUNT FOR CLASS C SHARES. Fund assets attributable to Class C Shares in specific shareholder accounts will be utilized to cover fees paid to broker-dealers and others for marketing sales and promotional services related to distribution of said shares in an amount not to exceed 0.75% of net assets on an annual basis.

     c) ADDITIONAL AMOUNT FOR CLASS I SHARES. Fund assets attributable to Class I Shares in specific shareholder accounts will not be utilized to pay additional fees to broker-dealers and others for marketing sales and promotional services related to distribution.

3.   TERM AND TERMINATION.

     a) This Plan shall become effective as of the 16th day of May 2000. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the


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Rule 12b-1 Plan
May 16, 2000
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     Trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

     b) This Plan may be terminated at any time with respect to the Fund or a class of the Fund by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Fund or the applicable class of the Fund as defined in the 1940 Act (as the case may be).

4.   AMENDMENTS.

     a) This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

     b) In connection with any meeting of shareholders of the Fund, on matters affecting on a particular class, only shareholders of said class shall be entitled to vote on the matters.

5. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6. AGREEMENTS RELATED TO THIS PLAN. Agreements with persons providing distribution services to be paid for or reimbursed under this Plan shall provide that:

     a) the agreement will continue in effect for a period of one year and will continue thereafter only if specifically approved by vote of a majority of the trustees of the Trust;


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Rule 12b-1 Plan
May 16, 2000
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     b) the agreement may be terminated at any time, without payment of any penalty, by vote of a majority of (i) the Non-Interested Trustees or (ii) the outstanding voting securities of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement;

     c) the agreement will terminate automatically in the event of an assignment;

     d) in the event the agreement is terminated or otherwise discontinued, no further payments or reimbursements will be made by the Fund after the effective date of such action; and

     e) payments and/or reimbursements may only be made for the specific sales or promotional services or activities identified in Section 1 of this Plan and must be made on or before the last day of the one year period commencing on the last day of the calendar quarter during which the service or activity was performed.

7. QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

8. RECORD KEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

9. LIMITATION OF LIABILITY. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "ICON Funds" means and refers to


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Rule 12b-1 Plan
May 16, 2000
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     the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this Plan has been authorized by the Trustees, and this Plan has been signed on behalf of the Trust by an authorized officer of the Trust, acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust.

This Plan was approved on May 16, 2000.